Exhibit 10.1
PRESSURE PUMPING SERVICES AGREEMENT – FLEET ONE SIMULFRAC
This Pressure Pumping Services Agreement (this “Agreement”), executed on October 31, 2022 (the “Execution Date”) but effective as of January 1, 2023 (“Effective Date”), is between Pioneer Natural Resources USA, Inc., a Delaware corporation with its principal place of business at 777 Hidden Ridge, Irving, Texas 75038 (“Company”), and ProPetro Services, Inc., a Texas corporation with its principal place of business at 1706 S. Midkiff, Bldg. B, Midland, Texas 79701 (“Contractor”). Company and Contractor are sometimes hereinafter individually referred to as a “Party,” and collectively as the “Parties.”
RECITALS
WHEREAS, Company desires Contractor to provide a dedicated hydraulic fracturing fleet (as defined in Article 3(b)) to Company for the performance of fracture stimulation pumping services, including all pump down operations associated therewith, and provision of associated products in connection with Company’s operations, as described in this Agreement (the “Services”); and
WHEREAS, Contractor desires to perform, and represents that it has fully-trained personnel capable of performing the Services as required herein;
NOW, THEREFORE, for and in consideration of the covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.Master Service/Sales Agreement. This Agreement is subject to the terms and conditions of that certain Amended and Restated Master Service/Sales Agreement by and between Company and Contractor dated May 16, 2016 (as amended, supplemented or otherwise modified, the “MSSA”) which is hereby incorporated by reference into this Agreement. In the event of any conflict or inconsistency between the terms and conditions of the MSSA and this Agreement, the terms of this Agreement shall govern. Capitalized terms not otherwise defined herein shall have the meaning given in the MSSA.
2.Term; Communications Agreement and Pricing Agreement. The term of this Agreement shall begin on the Effective Date and continue through August 31, 2023 (the “Term”); provided that the Term of this Agreement shall automatically extend on a day-to-day basis to permit completion of operations on the pad location(s) where the performance of Services is in progress as of August 31, 2023, including demobilization of Fleet One (as hereinafter defined) from such pad location(s). This Agreement shall terminate automatically upon expiration of the Term with no further liability between the Parties except for those liabilities arising out of the period prior to expiration of the Term.
3.Pricing and Scope of Work.
(a)Contractor shall perform the Services in accordance with each applicable work order or other instrument used by Company to authorize the performance of the Services at the prices set forth in Exhibit A. Rates for items not included in Exhibit A or expressly provided herein shall be agreed upon in writing by the Parties. Subject to the provisions of Article 5, the hourly rates for “Equipment” for simulfrac operations set forth in Exhibit A are fixed for the Term and inclusive of any markups. The unit rates for “Chemicals”, “Sand/Last Mile” and certain other items associated with the Services will be charged as provided on Exhibit A. Additionally, Company shall not be liable for any detention, demurrage, or non-utilization charges incurred by Contractor in connection with trucking services provided by Contractor or its subcontractors in furtherance of the Services, except if and to the extent that any such detention, demurrage, or non-utilization charges are directly caused by any member of the Company Group, as determined by Company in good faith.

(b)Contractor shall provide one (1) Tier II diesel simulfrac fleet capable of sustaining maximum treating pressures of 9,000 pounds per square inch and maximum pump rates in the aggregate of 150 barrels per minute (equal to 75 barrels per minute per well) in the performance of the Services (“Fleet One”), with Fleet One dedicated exclusively to Company throughout the Term. For Fleet One, Contractor shall provide (i) on-site storage equipment capable of holding a minimum of 4,500,000 pounds of proppant for simulfrac (except where Company is providing or elects to provide proppant logistics pursuant to Article 9), and (ii) sufficient personnel and equipment capable of providing the Services, including all pump down operations required in connection with the Services. The provision of Services under this Agreement and the applicable pricing described herein are subject to the operating parameters described above and in Exhibit A together with the Non-Productive Time, Equipment Mobilization and Efficiency Rate parameters described in Article 7, Article 8, Exhibit B and Exhibit C (collectively the “Operating Parameters”). In the event Company seeks to implement a job design for a well that requires higher treating pressures or pump rates or any other modifications to the Operating Parameters, Company shall provide written notice to Contractor’s Change Order Representative (as designated in accordance with Article 19 of this Agreement), and the Parties will follow the process described in Article 3(c) below. Contractor will be solely responsible for the operation of the equipment, and the equipment shall remain under the control of Contractor at all times. Contractor shall provide trained and qualified personnel to perform the Services. In satisfying its Fleet obligations under this Agreement, Contractor will have the sole right to determine the equipment included in Fleet One, subject to (i) Contractor’s compliance with the requirements of this Agreement, and (ii) Contractor consulting with Company within a reasonable period of time (but at least ten (10) days) before changing the then-current configuration or components of any Fleet.
(c)Company may from time to time submit to Contractor in writing a proposed change order signed by Company’s Change Order representative or another duly authorized manager of Company, and Contractor shall respond to Company within (i) forty-eight (48) hours for a change requested to any Services that are in-progress on a pad when the proposed change is submitted (ii) forty-eight (48) hours for a request to increase the maximum pump rates to 160 bpm for simulfrac for Services on a pad that have not yet commenced, or (iii) ten (10) days for any changes (other than a modification to pump rates) requested to Services that have not yet commenced when the proposed changes are submitted, with a written statement setting forth, at a minimum, the availability, pricing and timing related to the equipment and/or services requested in the proposed change order. Any such proposed change order from Company shall include the estimated start and end dates for the proposed change, shall be submitted to Contractor’s Change Order Representative, and if Company agrees with Contractor’s response, the Parties shall execute an agreed change order (a “Final Change Order”). Contractor’s failure to respond to a change order request within the period specified herein shall be deemed a rejection of such request. Contractor shall have no obligation to enter into a Final Change Order, nor shall Contractor have any obligation to provide any services or equipment described in a proposed change order other than pursuant to a Final Change Order. Company agrees that it will (i) instruct its representatives, including any contractors (i.e., the “Company Man” at a pad), not to request modifications to the scope of the Services or the Operating Parameters and (ii) utilize the process described above to effect any Final Change Order(s) as may be agreed upon by the Parties in connection with the Services. If at the request of Company’s Completions Manager or Vice President of Completions, Contractor provides any equipment or services to Company or conducts operations hereunder in a way that exceeds the Operating Parameters that are in addition to, or different from, the equipment or services described in Exhibit A, then notwithstanding the foregoing, Contractor shall invoice Company, and Company shall be liable for, respectively, such additional equipment or services or alternative operations.
4.Communication.
(d)The Parties shall participate in daily morning conference calls or meetings to discuss operational details for that day. Contractor shall appoint at least one (1) representative who possesses the authority to manage Fleet One and their provision of the Services to participate in such calls or meetings.
(e)The Parties shall participate in regular conference calls or meetings to discuss current processes, procedures, guidelines, and initiatives relating to the Services, and improvements thereto, including Contractor’s performance relative to the key performance indicator in Exhibit C. Contractor shall appoint at least one (1) representative to be dedicated to participating in all such calls or meetings.
(f)Contractor shall participate in any other meetings, by phone or at Company’s location in Irving, Texas, as reasonably requested by Company, to discuss any matters pertaining to Fleet One or the Services requiring the immediate attention of or action by a Party.
5.Price Adjustment Mechanism. On July 1, 2023 (the “Price Adjustment Date”), Contractor shall apply the price adjustment mechanism that is set forth in Exhibit D (the “PAM”) to Services set forth in Exhibit A. The Parties shall enter into an amendment to this Agreement to reflect the application of any price adjustments which shall be applied retroactively to all Services performed on and after the Price Adjustment Date.
6.Invoicing; Credits.
(g)Contractor shall issue invoices to Company for the Services on a per-well basis and otherwise in accordance with the MSSA.
(h)Without limiting Company’s rights or remedies under this Agreement or at law or in equity, Company may deduct any amount that Company determines in good faith is owed by Contractor to Company under this Agreement (each such deduction, a “Credit”) from any charges invoiced by Contractor hereunder or against other amounts owed by Company to Contractor under this Agreement. Company shall notify Contractor in advance of applying any Credit against any charges invoiced by Contractor hereunder or against other amounts owed by Company to Contractor under this Agreement. Such Credits shall not limit or affect any right of Company to recover any damages incurred by Company as a result of any failure by Contractor to perform the Services or any other obligation contemplated by this Agreement. Additionally, any application of a Credit by Company to any Contractor invoice(s) shall not limit or affect Contractor’s rights to dispute the application of such Credit by Company or any right or remedy available to Contractor under this Agreement. Credits shall not expire and may be held by Company until fully utilized. Upon the expiration or any termination of this Agreement, any remaining Credits shall be paid or credited to Company, at Company’s election and in its sole discretion.
7.Non-Productive Time; Equipment Mobilization.
(i)Contractor shall be capable of performing the Services in accordance with the requirements of this Agreement on a twenty-four (24) hour basis, seven (7) days a week. Neither Fleet Mobilization Time (defined below) nor any time period that the Parties may agree to, including a holiday or time period associated with a weather event, shall be Company or Contractor Non-Productive Time (each defined in Article 7(b)). “Fleet Mobilization Time” is the amount of time, as is mutually agreed to between Company and Contractor, that Fleet One is allowed to move between pads in order to set up and be Mobilized on Location. Fleet One will be “Mobilized on Location” when Fleet One is fully mobilized on a Company pad and fully capable of performing the Services.
(j)Subject to Article 7(a), (i) each hour or fractional hour that Contractor does not perform the Services when Fleet One is Mobilized on Location for any reason, other than White Space or the release of Fleet One (pursuant to Exhibit E), that is attributable to the sole fault of any member of the Company Group, will be “Company Non-Productive Time” or “Company NPT” and (ii) each hour or fractional hour that Contractor does not perform the Services for any reason not attributable to Company NPT will be “Contractor Non-Productive Time” or “Contractor NPT.”
(k)Contractor shall be allocated Switch-Over-Time in order to conduct equipment moves on each pad. “Switch-Over Time” means the time that Company allots to Contractor to move its equipment between wells, according to Company’s design. The Parties acknowledge and agree that the Switch-Over Time period is twenty (20) minutes for simulfrac for all moves for a particular pad; provided that the Parties may further modify such time periods by amendment to this Agreement. Any Switch-Over Time in excess of the periods set forth in this Article 7(c) on a pad shall constitute Contractor NPT except to the extent caused by Company Group, notwithstanding the definition of Contractor NPT in Article 7(b).
8.Efficiency Rate.
(l)Upon completion of each pad, each Fleet shall be required to achieve an Efficiency Rate of ninety percent (90%) (“Efficiency Rate”), which shall be calculated as set forth in Exhibit C.
(m)Efficiency Rate Failure. Company shall provide Contractor with written Notice of any failures to achieve the Efficiency Rate within ten (10) Business Days of such failure. Company may, within ten (10) Business Days of the event giving rise to such termination right, terminate this Agreement by providing written Notice to Contractor if Pioneer Fleet One fails to achieve the Efficiency Rate (i) for three (3) consecutive pads or (ii) for three (3) pads within any rolling six (6)-pad period. Such termination shall be effective upon the date specified in Company’s termination Notice to Contractor and Company shall not have any termination liability to the Contractor under this Agreement.
9.Materials and Logistics. Company shall have the right, in Company’s sole discretion by giving written notice to Contractor (a) at least thirty (30) days in advance, to supply proppant logistics, and (b) at least forty-five (45) days in advance, to supply all or a portion of the friction reducer, high viscosity friction reducer and surfactant (collectively, the “Company Provided Materials”) to Contractor for purposes of Contractor’s performance of the Services. As of the Effective Date, Company elects to provide high viscosity friction reducer, friction reducer, diesel fuel and trucking, surfactant, proppant logistics and proppant. At Company’s election, Company reserves the right to supply any other materials or logistics requirements in furtherance of the performance of the Services. If Company desires to have Contractor provide Company Provided Materials that are being supplied by Company as of the Effective Date or thereafter, then the change order procedure set forth in Article 3(c) above shall apply.
10.White Space.
(n)“White Space” means any full day or period of consecutive full days during which Fleet One is capable of performing the Services in accordance with this Agreement but is not scheduled by Company to perform the Services. With respect to Fleet One, White Space does not include: (i) the first ten (10) days of Fleet Mobilization Time per calendar quarter; (ii) any Fleet Mobilization Time to the extent Contractor’s time to move Fleet One between pads and set up and be Mobilized on Location exceeds seventy-two (72) hours; (iii) any time period that Fleet One is Mobilized on Location; or (iv) any time period during which Fleet One performs services for a third party customer of Contractor. The Parties shall work together in good faith to maintain a schedule for the Services that minimizes, to the extent commercially reasonable, the potential for White Space.
(o)For any White Space Period (as defined in Article 12) in a calendar quarter that exceeds ten (10) days (“Allowable White Space”), Company shall be liable to Contractor for an amount (the “White Space Reservation Fee”), equal to $100,000 per day. For purposes of this subsection (b), if a the Release Date for Fleet One occurs during a calendar quarter pursuant to Exhibit E, the Allowable White Space attributable to that Fleet shall be prorated to account for any portion of such calendar quarter that Fleet One was active prior to the Release Date for Fleet One.
(p)Company shall advise Contractor of any anticipated days of White Space for Fleet One as soon as is reasonably practicable. Company shall provide to Contractor at least seventy-two (72) hours’ notice of the date for the affected Fleet to resume its performance of the Services following the anticipated White Space (the “Return Date”). Unless otherwise expressly notified by Company in writing, the affected Fleet shall resume its performance of the Services on such Return Date.
(q)If Fleet One is subject to White Space and fails to resume its performance of the Services on its applicable Return Date, Contractor shall be liable to Company for an amount equal to (i) the number of days or partial days beyond the Return Date that elapse prior to Fleet One’s resumption of the Services, multiplied by (ii) $100,000 (“Return Date Overage Amount”). Company shall receive a corresponding Credit equal to the amount of each Return Date Overage Amount.
11.Intentionally Omitted.
12.White Space Periods. Within ten (10) Business Days following the beginning of each calendar quarter during the Term, Contractor shall determine the total number of days attributable to White Space for Fleet One during the preceding calendar quarter (the “White Space Period”). For the avoidance of doubt, no White Space will be attributed to Fleet One after its Release Date as determined in accordance with the Release Notice or its termination date as determined in accordance with Article 15(b)(i) or Article 18(c).
13.Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to any conflict of laws principles that, if applied, might permit or require the application of the laws of another jurisdiction. Each Party consents to personal jurisdiction in any action brought in the United States federal and state courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action with respect to any such dispute, controversy, or claim will be determined exclusively in a state or federal district court located in Dallas County, Texas. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. Each Party hereby irrevocably waives its right to a jury trial with respect to any Claim brought by it or brought by the other Party that arises out of this Agreement.
14.Remedies.
(r)If Contractor fails to perform any Services in accordance with this Agreement, Company may exercise any one or more of the following remedies:
(i)provide the affected Services itself or procure such Services from an alternate source, in which case Contractor shall reimburse Company for the costs incurred by Company in providing or procuring such Services to the extent that such costs exceed the applicable prices for such Services set forth in Exhibit A (even if such prices were not paid by Company);
(ii)require Contractor to procure the affected Services from a third party selected by Company and have such third party provide such Services to Company at no additional cost to Company;
(iii)require Contractor to reimburse Company for any amounts paid by Company to Contractor with respect to the affected Services; and

(iv)require Contractor to take any other actions that the Company deems to be necessary to timely address Contractor’s failure to perform, which may include (1) re-performing the relevant job, (2) supplementing the affected Fleet or crew, and (3) replacing the affected Fleet or crew.
Any period(s) of time during which Company is exercising any of the remedies set forth in this Article 14(a) shall not be considered Company NPT, Contractor NPT, or White Space.
(s)The rights and remedies of Company provided in this Article 14 are not exclusive and are in addition to any other rights and remedies provided under this Agreement or at law or in equity, notwithstanding anything herein to the contrary.
15.Termination.
(t)Either Party may terminate this Agreement by delivery of a written termination notice to the other Party, in the event the other Party becomes insolvent, files a petition in bankruptcy, has a petition in involuntary bankruptcy filed against such Party (which petition is not terminated within sixty (60) days of filing), or makes an assignment for the benefit of its creditors. Such termination shall be effective immediately upon delivery of written notice of termination.
(u)Company may, by delivery of a written termination notice to Contractor:
(i)Terminate this Agreement if Fleet One fails to achieve the Efficiency Rate (A) for three (3) consecutive pads or (B) for three (3) pads within any rolling six (6)-pad period. Such termination shall be effective upon the date specified in Company’s termination notice to Contractor and Company shall not have any termination liability to the Contractor under this Agreement; or
(ii)Terminate this Agreement in its entirety in the event of a Change in Control. “Change in Control” means the occurrence of any of the following events:
(1)The acquisition by any person of beneficial ownership (as defined in Rule 13d-3 of the Securities Act of 1934) of securities of ProPetro Holding Corp., a Delaware corporation (“Parent”), that, together with securities held by such person, constitutes fifty percent (50%) or more of either (x) the then outstanding shares of common stock of Parent (the “Outstanding Parent Stock”) or (y) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for these purposes, an acquisition by any person pursuant to a transaction which complies with clauses (A), (B) and (C) of clause (3) below shall not constitute a Change in Control;
(2)A majority of the members of the board of directors of Parent (the “Board”) is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members constituting the Board prior to the date of the appointment or election;
(3)Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Parent or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Parent or all or substantially all of Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Stock and Outstanding Parent Voting Securities, as the case may be, (B) no person beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership results solely from ownership of Parent that existed prior to the Business Combination and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination, at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination, were members of the board of directors of Parent as of the Effective Date, or became members of the board of directors of Parent after the Effective Date and whose election or appointment or nomination for election by Parent’s stockholders was approved by a vote of at least a majority of the directors then comprising the board of directors of Parent;
(4)Approval by the stockholders of Parent of a complete liquidation or dissolution of Parent;
(5)Contractor is no longer a wholly owned subsidiary (or a wholly owned subsidiary of one or more wholly owned subsidiaries) of Parent; and
(6)The consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of Contractor to a person that is not wholly owned subsidiary (or a wholly owned subsidiary of one or more wholly owned subsidiaries) of Parent.
(a)Contractor may, by delivery of a written termination notice to Company, terminate this Agreement if Company fails to pay any undisputed invoice for Services properly performed by hereunder when such invoice or payment is due and payable hereunder, unless within thirty (30) days following Company’s receipt of a written notice from Contractor to Company of such non-payment, Company makes such payments in accordance herewith.
16.Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and/or permitted assigns of each Party hereto. This Agreement shall not be assigned, directly or indirectly (whether by merger, operation of law, change in majority ownership of any entity directly or indirectly controlling Contractor or otherwise) in whole or in part, by either Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except that Company may assign and transfer this Agreement to any affiliate or subsidiary of Company without such consent. Without in any way limiting any of the foregoing provisions of this Article 16, if Contractor assigns this Agreement, in whole or in part, the assignee (in the case of a direct assignment) and the ultimate parent of such assignee (in the case of a direct assignment) or the ultimate parent of Contractor (in the case of an indirect assignment after giving effect to such indirect assignment) shall be deemed for all purposes to have agreed (in addition to Contractor) to perform and be obligated for the obligations of Contractor under this Agreement. No assignment of this Agreement by Contractor shall release Contractor from any of its obligations under this Agreement. Any assignment or attempted assignment of this Agreement that is not in accordance with this Article 16 shall be deemed null and void.
17.Confidentiality. Except as expressly authorized hereunder or by prior written agreement by an officer of Company, Contractor shall make no public announcement concerning this Agreement and all information contained herein or related to the Services is “Company Confidential

Information” (as defined in the MSSA) and shall be held in strict confidence by Contractor. Contractor shall not disclose, publish, release, transfer or otherwise make available Company Confidential Information in any form to, or for the use or benefit of, any person or entity without Company’s express written consent. Contractor shall disclose Company Confidential Information only to its personnel who have a need to know in performance of the Services, and Contractor shall ensure that Company Confidential Information is kept strictly confidential by such personnel in accordance with this Article 17.
18.Health, Safety, Environment, Taxes.
(a)Contractor shall be solely responsible for Contractor Group’s safe behavior and work practices while on any Company location. Contractor must immediately report all incidents (including safety hazards, near misses, motor-vehicle accidents, injuries, illnesses, spills, and property damage) that occur on a Company work site or location to the appropriate on-site Company representative. Contractor shall intervene and, if appropriate, stop work activity to ensure safety and operational integrity. If Company performs a root cause analysis (“RCA”) or other investigation of an incident, Contractor will fully cooperate with Company and promptly provide all reasonable access, assistance, and materials that Company may request; provided, that such provision would not materially violate Contractor’ applicable policies. For any Contractor Group incident occurring on a Company location, Contractor shall complete an incident report and conduct an incident investigation (to include an RCA) and deliver the non-privileged portions of these to a Company representative within one (1) week of the incident; provided, that if the circumstances of the incident are such that completion of Contractor’s incident investigation and RCA will, in good faith, require a longer period, then Contractor will deliver an initial report of the incident within one (1) week of the incident and the non-privileged portions of the final investigation and RCA as promptly as possible. Contractor’s RCA shall indicate how and why the incident occurred and identify actions that Contractor will take or is taking to prevent a future occurrence of the incident.
(b)After an incident, Company may place Contractor on a mutually-agreed-upon improvement plan, which may include any of the following:
(i)Health, safety and environmental training conducted by Company, Contractor, or a third party;
(ii)temporary or permanent removal of any member of Contractor Group from location;
(iii) reporting of improvement throughout the process; and
(iv) regular inspection of equipment or personnel.
(b)If any member of Contractor Group exhibits behavior that creates a safety concern and does not reflect the corrective actions agreed-upon by Contractor and Company, and that personnel does not rectify the behavior within thirty (30) days, then Company may terminate the Agreement without liability, other than for amounts owed for Services performed up to the time of termination, as of any date specified in a written notice to Contractor.
(c)With respect to the personnel performing the Services pursuant to this Agreement, Contractor shall be solely responsible for compliance with all laws applicable to Contractor’s employees, including without limitation all laws and regulations regarding (i) the payment of wages and other compensation, (ii) the payment of any taxes, licenses, fees and other assessments levied upon the wages of the Contractor Group, as described in Section 9 of the MSSA, including any such taxes or similar assessments payable by withholding, and the payment of applicable employment taxes and other withholdings, and (iii) all other employment obligations and liabilities.
(d)Without duplication of Article 18(d), Contractor shall pay or cause to be paid all taxes, charges and assessments of every kind and character required by statute or by order of any taxing authority with respect to the provision of the Services. No Party shall be responsible nor liable for any taxes or other charges levied or assessed against the facilities or property of the other Party, including ad valorem taxes (however assessed), or against the net worth or capital stock of such Party.
19.Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if personally delivered; (ii) the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., DHL, UPS or Federal Express); (iii) upon receipt, if sent by certified or registered mail, return receipt requested; or (iv) when verified by automated receipt or electronic logs if sent by email. In each case notice shall be sent as indicated below:

If to Company to:	Pioneer Natural Resources USA, Inc. Attn: Jesse Gibbs 777 Hidden Ridge Irving, TX 75038 Email: Jesse.Gibbs@pxd.com
With a copy to: Pioneer Natural Resources USA, Inc. Attn: EVP & General Counsel 777 Hidden Ridge Irving, TX 75038 Email: Mark.Kleinman@pxd.com
Company’s Change Order Representative:	Pioneer Natural Resources USA, Inc. Attn: Jesse Gibbs and Kasey Hohl Email: Jesse.Gibbs@pxd.com and Kasey.Hohl@pxd.com
If to Contractor to:	ProPetro Services, Inc. Attn: Sam Sledge and Adam Muñoz P.O. Box 309 Midland, Texas 79702 Email: Sam.Sledge@propetroservices.com and Adam.Munoz@propetroservices.com
With a copy to: ProPetro Services, Inc. Attn: General Counsel P.O. Box 309 Midland, Texas 79702 Email: legalnotices@propetroservices.com
Contractor’s Change Order Representative	With a copy to: ProPetro Services, Inc. Attn: Shelby Fietz and Zack Hernandez Email: Shelby.Fietz@propetroservices.com and Zack.Hernandez@propetroservices.com or to such other place and with such other copies as either Party may designate as to itself by written notice to the other Party.
20.Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, said invalid or unenforceable provision shall be disregarded only to the extent of its invalidity or unenforceability, and the balance of the provision and this Agreement shall be enforced as the integrated written agreement of the Parties.
21.Waiver. No failure or delay by either Party in exercising any of its rights under this Agreement shall be deemed to be a waiver of that right, and no waiver by either Party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision.
22.Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement. This Agreement may be executed by Company and Contractor by portable document format (.pdf) signature, such that the execution of this Agreement by portable document format (.pdf) signature shall be deemed effective for all purposes as though this Agreement was executed as a “blue ink” original.
23.Interpretation. The Exhibits to this Agreement are hereby incorporated into and deemed part of this Agreement for all purposes. All references to this Agreement include the Exhibits and other documents incorporated by reference into this Agreement, unless the context in which used will otherwise require. Unless otherwise expressly stated, all references to Articles, subsections, other subdivisions, and Exhibits refer to Articles, subsections and other subdivisions of, and Exhibits to, this Agreement. The word “or” is not exclusive and the word “include” and its derivatives will not be construed as terms of limitation. Examples will not be construed as to limit, whether expressly or by implication, the matter they illustrate. The words “will” and “shall” are expressions of command, not merely expressions of future intent or expectation. The word “may” means has the right, but not the obligation, to do something, and the words “may not” mean does not have the right to do something. Unless otherwise expressly stated, the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular term of this Agreement. Unless otherwise expressly stated, the words “day,” “month” and “year” mean, respectively, calendar day, calendar month and calendar year. References to any law will be to such law as amended, supplemented or extended, or to a newly adopted law replacing such law. Headings are included for ease of reference only and will not affect the interpretation or construction of this Agreement.
24.Not a Lease. Notwithstanding any provisions of this Agreement to the contrary, Company and Contractor acknowledge and agree that (i) Contractor’s provision of equipment, material, supplies and labor under this Agreement is solely in furtherance of Contractor’s performance of the Services for Company; (ii) Contractor shall be permitted to exchange or substitute pieces of equipment used in the performance of Services; and, (iii) no equipment provided by Contractor during the performance of the Services under this Agreement is a right-of-use asset.
25.Merger Clause. This Agreement is the final and complete agreement between the Parties regarding the subject matter hereof, and any prior or contemporaneous agreements regarding the subject matter hereof, whether oral or written, between the Parties are superseded by this Agreement. Neither Party is relying upon any prior representations or agreements, verbal or in writing, of any Party prior to the Effective Date.
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IN WITNESS WHEREOF, each of Company and Contractor has caused this Agreement to be signed and delivered by its duly authorized representative effective for all purposes on the Effective Date.

COMPANY: PIONEER NATURAL RESOURCES USA, INC.
By:	/s/ Richard P. Dealy
Name:	Richard P. Dealy
Title:	President & Chief Operating Officer

[Signature Page to Pressure Pumping Services Agreement - Fleet One Simulfrac]

CONTRACTOR: PROPETRO SERVICES, INC.
By:	/s/ Samuel D. Sledge
Name:	Samuel D. Sledge
Title:	Chief Executive Officer
[Signature Page to Pressure Pumping Services Agreement - Fleet One Simulfrac]

EXHIBIT A TO PRESSURE PUMPING SERVICES AGREEMENT
PRICING AND SCOPE OF WORK
[Attached]

Exhibit A

EXHIBIT B TO PRESSURE PUMPING SERVICES AGREEMENT
FLEET MOBILIZATION AND NON-PRODUCTIVE TIME
[Attached]
Exhibit B

EXHIBIT C TO PRESSURE PUMPING SERVICES AGREEMENT
EXAMPLE CALCULATION OF EFFICIENCY RATE
[Attached]
Exhibit C

EXHIBIT D TO PRESSURE PUMPING SERVICES AGREEMENT
PRICE ADJUSTMENT MECHANISM
[Attached]

Exhibit D

EXHIBIT E TO PRESSURE PUMPING SERVICES AGREEMENT
FLEET RELEASE

Company shall have the right to release Fleet One by providing written notice to Contractor (“Release Notice”), and Company shall provide Contractor at least seventy (70) days’ prior written notice of its election, which notice shall state the last date on which Fleet One will perform Services hereunder (the “Release Date”). For the avoidance of doubt, the notice and payment obligations set forth in this Exhibit E, shall not apply if this Agreement is terminated in its entirety in accordance with its terms. If Company fails to provide Contractor with at least seventy (70) days’ prior written notice before the Release Date, then for each day less than the prescribed seventy (70) day notice period, Company shall pay Contractor, as liquidated damages (and not as a penalty), the following sums:

Notice Period (days)	Daily Fee
69-35 days’ notice	$50,000/day
Less than 35 days’ notice	$100,000/day

Exhibit E